Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

BESS LLC

(“ACQUIROR”)

and

LiiON LLC

(“LiiON”)

DATED DECEMBER 11, 2024

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of December 11, 2024, is made and entered into by and between BESS LLC, a Delaware company (“Acquiror”) and a wholly owned subsidiary of Alternus Clean Energy, Inc. (“Parent”), and LiiON LLC, a private company limited by shares and incorporated in the State of Nevada (“LiiON”).

RECITALS:

WHEREAS, upon and subject to the terms and conditions set forth herein, LIION proposes to sell to Acquiror, and Acquiror proposes to purchase, certain assets related to the Battery Storage Business and as described in Section 2.1 of the Agreement (the “Assets”), in exchange for the issuance to LIION of a promissory note in the principal amount of $2,000,000 (the “Note”) and Two Hundred Fifty Thousand (250,000) shares of Parent’s restricted common stock, as described in Section 3.1 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees as follows:

Article I
Definitions

Section 1.1 Certain Definitions. The following terms, as used herein, have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” means this Asset Purchase Agreement, as amended from time to time.

“Acquired Contracts” means those Contracts detailed at Schedule 4.5 relating to the Battery Storage Business to which LIION is a party.

“Business Day” means any day except Saturday, Sunday or any day on which banks in the United States are generally not open for business.

“Closing Date” means the date on which the Closing occurs.

“Confidential Information” means any data or information (including trade secrets), without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Party who is under an obligation of confidentiality or under any covenant or obligation set forth in this Agreement.

“Contract” means any contract, sub-contract, agreement, lease, sublease, license, commitment, sale and purchase order, note, loan agreement or any other instrument, arrangement, or understanding of any kind, whether written or oral, and whether express or implied.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Key People” means those three persons who are listed on Schedule 4.7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“LIION Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, required to be executed and delivered by LIION in connection with Closing or any other of the transactions contemplated hereby.

“Indemnified Parties” means LIION or the Acquiror, as applicable, and their respective Affiliates, officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Governmental Entity” means any (a) nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal), (d) multi-national or supra-national organization or body, (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator, (f) self-regulatory organization or (g) official of any of the foregoing.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all Software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“Knowledge” means, (i) with respect to LIION, all facts known by any key people of LIION on the date hereof or on the Closing Date following reasonable inquiry and diligence with respect to the matters at hand and (ii) with respect to Acquiror, all facts known by any executive officer or director of Acquiror on the date hereof or on the Closing Date following reasonable inquiry and diligence with respect to the matters at hand.

“Laws” means all laws (including Labor Laws), statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, all Governmental Entities.

“Liabilities” means obligations or liabilities of whatever kind and nature, including all contractual obligations or liabilities, whether absolute or contingent, inchoate or otherwise, primary or secondary, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown and whenever arising.

“Licenses” means all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Losses” means any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (including amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whenever arising or incurred, and whether or not arising out of a third party claim. The Parties acknowledge and agree that “Losses” shall not include special, indirect, consequential, exemplary and punitive damages save in the case of fraud.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken individually or together with all other states of fact, changes, events, effects or occurrences) that has, has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of LIION or Acquiror, as the context so requires. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken individually or together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance by LIION or Acquiror, as the context so requires, of their obligations hereunder or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, any state of facts, change, event or occurrence that shall have occurred or been threatened that is caused by or results from any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) any actions taken or not taken, as the case may be, as required or permitted by or pursuant to the terms of this Agreement; (ii) changes affecting the industry in which LIION or Acquiror, as the context so requires, operates generally, the United States or global economy or general economic conditions (except where, with respect to each case, such changes or economic conditions disproportionately impact LIION or Acquiror, as the context so requires); and (iii) the announcement or pendency of any of the transactions contemplated by this Agreement.

“Non-Assignable Contracts” means Acquired Contracts that require third-party consents for assignment or novation that have not been obtained by LIION as of the Closing.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Subsidiary” or “Subsidiaries” means any Person Controlled, directly or indirectly through one or more intermediaries.

Article II
ACQUISITION OF ASSETS

Section 2.1 Agreement to Purchase. Subject to the terms and conditions hereof, at the Closing, LIION shall sell, assign, transfer and deliver to Acquiror, and Acquiror shall accept such and acquire from LIION, all right, title and interest of LIION in and to, such of its assets, properties and rights as are further described in Schedule 2.1, attached hereto and incorporated herein (such assets, properties and rights, being referred to as the “LIION Assets”), free and clear of all Liens, other than Permitted Liens.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary set forth herein, all other assets, properties and rights of LIION not expressly included in the definition of LIION Assets shall be excluded; specifically such excluded assets shall include, but not be limited to, the articles of incorporation and bylaws, minute books, and stock ledgers and stock records of LIION, the rights that accrue to LIION hereunder, cash and book debts up to the Closing Date (collectively, the “Excluded Assets”).

Section 2.3 No Assumed Liabilities. As a result of the transactions contemplated hereby or otherwise, other than (a) performance obligations under the Assigned Contracts arising after the Closing, and (b) , Acquiror’s indemnities expressly set forth in this Agreement and/or the other documents executed and delivered by Acquiror pursuant to this Agreement (together, the “Assumed Liabilities”), Acquiror shall not assume or be obligated to perform or discharge when due any Liabilities of LIION (or any affiliates thereof), including, but not limited to: (w) any Liabilities whatsoever arising from or relating to the ownership or operation of any of the purchased Assets prior to the Closing; (x) any Liabilities relating to any former or current employee of LIION (or any affiliates thereof) arising out of or relating to their employment by LIION (or any of their affiliates); (y) any Liabilities relating to any health, welfare, retirement or other benefit plan maintained for employees of LIION (or any affiliates thereof), whether arising on or prior to or after the Closing; and (z) any and all taxes arising in connection with the purchase and sale of the Assets relating to pre-Closing periods; it being agreed that all of the Liabilities described in clauses (w) – (z), inclusive, shall be and remain the sole responsibility of LIION. Such Liabilities shall include, but not be limited to, all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

Article III
CONSIDERATION ISSUED UPON ACQUISITION

Section 3.1 Consideration Issued Upon Acquisition. In exchange for the sale by LIION of the Assets to Acquiror, Acquiror shall on Closing issue a $2,000,000 promissory note to LIION with such terms and conditions as set forth in Schedule 3.1(i), and Parent shall issue Two Hundred Fifty Thousand (250,000) shares of Parent’s restricted common stock to LIION or its designated assignees as set forth in Schedule 3.1(ii).

Section 3.2 Restricted Common Stock. The shares of common stock to be issued in connection with this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof, and Parent is relying on the representations of LIION with respect to such exemption. There will be placed on the certificates for such shares, or shares issued in substitution thereof, two legends stating in substance:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available.”

The foregoing legends will also be placed on any certificate representing securities issued subsequent to the original issuance of the stock as a result of any subsequent assignment, merger or transfer of such shares or any stock dividend, stock split, or other recapitalization or reorganization of Parent.

Within thirty (30) days of the three (3) year anniversary of the Closing Date, Acquiror and Parent shall cause the Restricted Common Stock to be registered under the Securities Act.

Article IV
REPRESENTATIONS AND WARRANTIES OF LIION

LIION hereby represents and warrants to Acquiror as follows as of the date hereof and the Closing Date:

Section 4.1 Organization. LIION is a corporation duly and validly incorporated under the State of Nevada. Copies of the Certificate of Incorporation and articles of association of LIION and all amendments thereto, heretofore delivered to Acquiror are accurate and complete as of the date hereof.

Section 4.2 Authorization. LIION has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations thereunder. The execution and delivery of this Agreement by LIION and the consummation by LIION of the transactions contemplated hereby have been duly approved by the boards of directors and shareholders of LIION. No other corporate proceedings on the part of LIION are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by LIION and is a legal, valid and binding obligation of LIION, enforceable against LIION in accordance with its terms.

Section 4.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by LIION with any of the provisions hereof, will (1) violate or conflict with any provision of the Articles of Incorporation or Bylaws of LIION or, (2) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which LIION is a party, or (3) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award except, in the case of each of clauses (a), (b) and (c) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of encumbrances which, in the aggregate, would not have a Material Adverse Effect on the Business or its ability to consummate the transactions contemplated hereby.

Section 4.4 Required Consents. Schedule 4.4 sets forth each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Required Consent” and collectively, the “Required Consents”) under any Law, License or Contract to which LIION is a party that is necessary with respect to the execution, delivery and performance of this Agreement or the LIION Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License or Contract. Except as set forth on Schedule 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to LIION or the Shareholders in connection with the execution, delivery or performance of this Agreement or the LIION Ancillary Documents or the consummation of the transactions contemplated hereby.

Section 4.5 Acquired Contracts. Schedule 4.5 sets forth a true, correct and complete list of all of the contracts currently in force to which LIION is a party or under which LIION has continuing liabilities and/or obligations, and which relate exclusively to LIION’s Battery Storage Business.

True, correct and complete copies of all Acquired Contracts have been provided to Acquiror. The Acquired Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to LIION and, to the Knowledge of LIION, each other party thereto. There is no existing default or breach of LIION under any Acquired Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of LIION, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Acquired Contract. There is no term, obligation, understanding or agreement that would modify any term of an Acquired Contract or any right or obligation of a party thereunder which is not reflected on the face of such Acquired Contract. No Acquired Contract is a contract or agreement in which, in LIION’s best estimate, the direct labor cost, direct materials cost and applied overhead (calculated on a basis consistent with past practice) incurred or to be incurred in connection therewith (but excluding selling, general and administrative expenses) exceed the revenues derived or to be derived therefrom. LIION is not participating in any discussions or negotiations regarding termination or modification of or amendment to any Acquired Contract or entry in any new Contract.

Section 4.6 Intellectual Property.

(a) Schedule 4.6(a) contains a true, correct and complete list of all LIION Battery Storage Business Intellectual Property. LIION owns, or is licensed or otherwise has the right to use, free and clear of any Liens, all Intellectual Property used in connection with the operation and conduct of its Battery Storage Business. Schedule 4.13(a) sets forth a true, correct and complete list of all such licensing. Except as otherwise disclosed in Schedule 4.6(a), there are no agreements or arrangements between LIION and any third party which have any effect upon LIION’s title to or other rights respecting the Intellectual Property, including the right to transfer the same as contemplated by this Agreement. To the extent that any LIION Intellectual Property has been developed or created by a third party for LIION, LIION has a written agreement with such third party with respect thereto and LIION thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(b) To the Knowledge of LIION, neither LIION nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party. To the Knowledge of LIION, no Person has infringed upon or violated, or is infringing upon or violating, any LIION Intellectual Property.

(c) LIION has taken reasonable steps to protect its rights in its Confidential Information and any trade secret or confidential information of third parties used by LIION, and to the Knowledge of LIION, except under confidentiality obligations, there has not been any disclosure by LIION of any of its Confidential Information or any such trade secret or confidential information of third parties.

Section 4.7 Key People. Schedule 4.7 contains a list of the three key people and the form of the associated consulting agreement to be entered into simultaneously with those people upon Closing.

Section 4.8 Disclosure. No representations, warranties, assurances or statements by LIION in this Agreement and no statement contained in any document, certificates or other writings furnished or to be furnished by LIION to Acquiror or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 4.9 No Other Agreements. LIION does not have any commitment or legal obligation, absolute or contingent, to any other Person (other than Acquiror hereunder) to sell, assign, transfer or effect a sale of the Assets, to effect any merger, consolidation, liquidation, dissolution or other reorganization of LIION, or to enter into any agreement or cause the entry into of an agreement with respect to any of the foregoing.

Section 4.10 Investment Representations. LIION and its designated assignees as set forth on Schedule 3.1(ii), are acquiring the Acquiror Securities and Parent Securities (together, the “Shares”) for their own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act. LIION and its designated assignees understand that (i) the Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance in a transaction exempt from the registration requirements thereof and (ii) the Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. LIION and its designated assignees further understand that the exemption from registration afforded by Rule 144 (the provisions of which are known to LIION) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. LIION and its designated assignees are “accredited investor” (as defined in Rule 501(a) under the Securities Act) and/or are not a U.S. Person as defined in Rule 902 of Regulation S promulgated under the Securities Act. LIION has been provided the opportunity at reasonable times prior to the date hereof to discuss the Acquiror’s business and the Parent’s business with directors, officers and management of Acquiror and Parent, and to review each of its operations. LIION has also had the opportunity to ask questions and receive answers regarding the terms and conditions of the offering of the Acquiror Securities and Parent Securities.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND PARENT

Acquiror and Parent hereby represent and warrant to LIION as follows as of the date hereof and the Closing Date:

Section 5.1 Organization.

(a) Acquiror and Parent are each a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Acquiror are duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except in such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Acquiror.

(b) The authorized capital stock of Parent is as set forth in the Parent’s Reports.

Section 5.2 Authorization. Acquiror has full corporate power and authority to execute and deliver this Agreement and the Acquiror Ancillary Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Acquiror Ancillary Documents by Acquiror and the performance by Acquiror of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been, and the Acquiror Ancillary Documents shall be as of the Closing Date, duly executed and delivered by Acquiror and do or shall, as the case may be, constitute the valid and binding agreements of Acquiror, enforceable against Acquiror in accordance with their respective terms, except to the extent that enforceability may be limited by the effect of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 5.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of Acquiror of this Agreement and the Acquiror Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the articles of incorporation or bylaws of Acquiror, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which Acquiror is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which Acquiror is a party or by which Acquiror or any of its respective properties are bound or (d) contravene or conflict with any Law or arbitration award applicable to Acquiror, except in the case of each of (b) and (d) above to the extent any such violation, breach or conflict would not reasonably be expected to result in a Material Adverse Effect on Acquiror.

Section 5.4 Disclosure. No representations, warranties, assurances or statements by Acquiror in this Agreement and no statement contained in any document, certificates or other writings furnished or to be furnished by Acquiror to LIION or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

Section 5.5 Financial Statements. The Parent’s financial statements (including the notes thereto) included in Parent’s most recently filed Annual Report and Quarterly Report filed through the Securities and Exchange Commission (“Parent’s Reports”) (1) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (2) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Parent as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. At the respective dates of the Parent’s Reports, there were no liabilities of Parent and its subsidiaries, taken as a whole, which, in accordance with generally accepted accounting principles, should have been shown or reflected in the Parent’s Reports, which are not shown or reflected in the Parent’s Reports. The Parent’s Reports have complied in all material respects with the requirements of Section 12 of the Securities Act of 1933, as amended.

Article VI
CERTAIN COVENANTS AND AGREEMENTS

6.1	Risk of Loss. The risk of loss with respect to the Assets shall remain with LIION until the Closing.

6.2	Contract Assignment. Simultaneous with Closing, LIION does hereby sell, assign and transfer unto the Acquiror, its successors and assigns, all of its right, title and interest in and to the Acquired Contracts.

6.3	Consents. LIION shall, from the full execution of this Agreement and during the remaining term of each Non-Assignable Contract, use commercially reasonable efforts to (a) obtain the consent of the third parties required thereunder, (b) make the benefit of such Non-Assignable Contract available to Acquiror and (c) enforce, at the sole expense and for the account of Acquiror, any right of LIION arising from such Non-Assignable Contract against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof). LIION shall not take any action or suffer any omission that could limit, restrict or terminate in any material respect the benefits to Acquiror of such Non-Assignable Contract unless, in good faith and after consultation with and prior written notice to Acquiror, LIION is (i) ordered to do so by a Governmental Entity of competent jurisdiction or (ii) otherwise required to do so by Law. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to Acquiror is obtained, LIION shall transfer such Non-Assignable Contract to Acquiror by execution and delivery of an instrument of conveyance reasonably satisfactory to Acquiror within five (5) Business Days following receipt of such approval or consent.

6.4	Transfer Taxes; Expenses. Any taxes or recording fees payable as a result of the purchase and sale of the LIION Assets or any other action contemplated hereby shall be borne by Acquiror. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

6.5	Consulting Agreements. Simultaneous with Closing, the Acquiror shall enter into consulting agreements with the 3 key people, in the form attached hereto as Exhibit 6.5.

6.6	IP Assignment. Simultaneous with Closing, LIION does hereby sell, assign and transfer unto the Acquiror, its successors and assigns, all of its right, title and interest in and to the patents, copyrights, source code, trade secrets, and trademarks, trade names, service marks and their associated logos, as listed on Exhibit 4.6, including their associated goodwill, and the right to apply for copyright, trademark and patent registrations and renewals thereof, together with all rights of action and claims for damages and benefits arising because of past infringement of said copyrights, source code, trade secrets, trademarks and patents. LIION will assist the Acquiror in recording the assignments contemplated herein with the United States Patent and Trademark Office.

Article VII
CLOSING

Section 7.1 Closing. The Closing shall occur upon full execution of this Agreement, the Promissory Note, and the Consulting Agreements, and the delivery of the documents listed in this Section 8. The Closing shall take place at the offices of Acquiror, or at such other place as the Parties may agree.

Section 7.2 LIION Closing Deliveries. At the Closing, LIION shall deliver to Acquiror the following:

(a) a certificate or certificates executed by a duly authorized officer of LIION as to compliance with the conditions set forth in necessary consents and resolutions authorizing the transaction executed by a duly authorized officer of LIION; and

(b) all other documents required to be entered into by LIION pursuant hereto or reasonably requested by Acquiror to convey the Assets to Acquiror or to otherwise consummate the transactions contemplated hereby, including, but not limited to, the Consulting Agreements.

Section 7.3 Acquiror Closing Deliveries. On the Closing, Acquiror shall deliver, or caused to be delivered, to LIION the following:

(a) a signed letter of instruction to the Parent’s transfer agent to issue the restricted common stock pursuant to Section 3.1;

(b) a certificate or certificates executed by a duly authorized officer of LIION as to compliance with the conditions set forth in necessary consents and resolutions authorizing the transaction executed by both a duly authorized officer of BESS, LLC and Alternus Clean Energy, Inc.; and

(c) all other documents required to be entered into or delivered by Acquiror at or prior to the Closing pursuant hereto, including the Promissory Note.

Article VIII
INDEMNIFICATION

8.1 Indemnification Obligations of LIION. From and after the Closing, LIION shall indemnify and hold harmless the Acquiror Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a)	any breach or inaccuracy of any representation or warranty made by LIION in this Agreement or in any Ancillary Document, whether such representation or warranty is made as of the date hereof or as of the Closing Date; or

(b)	any breach of any covenant, agreement or undertaking made by LIION in this Agreement or in any Ancillary Document.

The Losses of the Acquiror Indemnified Parties described in this Section as to which the Company Indemnified Parties are entitled to indemnification are collectively referred to as “Company Losses.”

8.2 Indemnification Obligations of the Acquiror. From and after the Closing, the Acquiror shall indemnify and hold harmless LIION Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a) any breach or inaccuracy of any representation or warranty made by the Acquiror in this Agreement or in any Acquiror Ancillary Document, whether such representation or warranty is made as of the date hereof or as of the Closing Date; or

(b) any breach of any covenant, agreement or undertaking made by the Acquiror in this Agreement or in any ancillary document.

The Losses of the LIION Indemnified Parties described in this Section as to which the LIION Indemnified Parties are entitled to indemnification are collectively referred to as “LIION Losses.”

8.3 Survival Period. The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, eighteen months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 6.1 (Organization), Section 6.2 (Authorization) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. The covenants and agreements of the Parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

8.4 Procedure.

(a) Cooperation. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and the attorneys defending the Indemnification Claims in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(b) Conduct of Indemnification Proceedings. Any person entitled to indemnification under this Section will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but omission of such notice shall not relieve the indemnifying party from liability hereunder except to the extent such indemnifying party is actually prejudiced by such failure to give notice), and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between the indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If the indemnifying party so assumes the defense of such claim, after notice from the indemnifying party to the indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to the indemnified party for any legal or other expenses Subsequently incurred by the indemnified party in connection with the defense of such claim. If such defense is not assumed by the indemnifying party, the indemnifying party will not be Subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release of all indemnified parties from all liability with respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim (i) will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, and (ii) shall be entitled to participate in (at its own cost and expense), but not control, the defense of such claim.

8.5 Contribution. If the indemnification provided for in this Agreement is unavailable or insufficient to hold harmless each of the indemnified parties against any losses, claims, damages, liabilities and expenses (or actions in respect thereof) referred to therein, then the indemnifying party shall, in lieu of indemnifying each party entitled to indemnification hereunder, contribute to the amount paid or payable by such party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified parties on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses. The relative fault of such persons shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact, relates to information supplied by or concerning the indemnifying party on the one hand, or by such indemnified person on the other, and such person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other allocation that does not take into account the equitable considerations referred to in this Section.

No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person that is not guilty of such fraudulent misrepresentation.

8.6 Each Indemnifying Party’s total liability to provide indemnification for a Loss or Losses pursuant to Sections 8.1 and 8.2 shall not exceed Two Million Dollars ($2,000,000) (the “Cap Amount”).

8.7 Right of Offset. Anything in this Agreement to the contrary notwithstanding, Acquiror shall be entitled to satisfy any liability for indemnification pursuant by right of offset through a reduction of the remaining outstanding balance owed pursuant to the Promissory Note issued to LiiON equal to the amount of the liability.

Article IX
MISCELLANEOUS PROVISIONS

Section 9.1 Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To LIION:

3233 Brookside Court

Tarpon Springs, FL 34688

To Acquiror:

17 State Street, Suite 4000

New York, NY 10004

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 9.2 Schedules and Exhibits. The Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 9.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 9.4 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 9.5 Controlling Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules.

Section 9.6 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 9.7 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. This Agreement and any document executed and delivered in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such Party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 9.8 Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 9.9 Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 9.10 Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for any Confidentiality Agreement by and between the Parties which shall remain in effect until termination or expiration pursuant to its terms) and constitute the entire agreement among the Parties with respect thereto.

Section 9.11 Compliance with Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 9.12 Interpretation. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder. The words “include,” “includes,” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits of this Agreement.

Section 9.13 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 9.14 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) Acquiror shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) LIION shall pay the fees, costs and expenses of LIION incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to LIION.

* * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

LIION LLC:

By:	/s/ Gary Gray
Name:
Title:

ACQUIROR:

BESS LLC

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Director

PARENT COMPANY:

ALTERNUS CLEAN ENERGY, INC.

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Chief Executive Officer